Exhibit 99.2
FBOP Corporation                    Madison St. at Austin Blvd., • Oak Park, IL 60302 • 708/386-5000
June 23, 2007
BY MESSENGER AND FACSIMILE

Board of Directors
Doral Financial Corporation
1451 Franklin D. Roosevelt Avenue
San Juan, Puerto Rico 00920
Attention:	Mr. Dennis G. Buchert
Chairman of the Board

Re: FBOP Corporation Proposal
Dear Mr. Buchert:
     We wish to thank the Board and Doral management and employees for the assistance and cooperation given to FBOP Corporation and its representatives throughout its due diligence review of Doral Financial Corporation. Because of this cooperation, FBOP Corporation was able to conclude its due diligence work within the time frame previously discussed with the Board and its Transaction Committee. As a result of this due diligence process, FBOP Corporation elects to withdraw its June 1, 2007 letter proposal previously submitted o the Board, and FBOP Corporation currently plans to vote its shares in favor of the May 16, 2007 Bears Stearns Merchant Banking Stock Purchase Agreement, as described in the Proxy Statement, dated June 15, 2007.

Very truly yours,

FBOP CORPORATION

By:	/s/ Robert M. Heskett

Robert M. Heskett, President